Amyris Takes Major Step Forward in Addressing its Convertible Debt

EMERYVILLE, Calif., Dec. 07, 2018 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS) (the “Company”), a leader in the development and production of sustainable ingredients for the Health & Wellness, Clean Beauty and Flavors & Fragrances markets, today announced that it has entered into definitive agreements for the sale of $60 million of unsecured convertible senior notes (the "Notes"), in a private placement with two “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933). The closing of the purchase and sale of the Notes is expected to occur by December 10, 2018, subject to customary closing conditions. The Notes will mature in December 2021.

The initial conversion price for the Notes will be $6.32, a 52% premium to the closing price of Amyris common stock on December 6, 2018. The buyers may elect to convert the Notes at the conversion price at any time following the issuance date and the Company will have the option to cash settle a conversion undertaken by the buyers.

The Notes will amortize in equal monthly payments starting on April 1, 2019. At the Company’s option, amortization payments may be paid in cash, or subject to certain equity conditions, in shares of common stock.

The Notes will accrue interest at a rate of 6% per annum, payable quarterly until the first installment date and then on each installment date in cash, or subject to the equity conditions, in common stock.

Amyris estimates the net proceeds from the placement after related expenses will be approximately $56.2 million. Amyris intends to use the net proceeds from the placement together with a portion of an expected licensing payment to repay the Company's outstanding 6.5% and 9.5% convertible notes due in 2019. Based on the company’s assumptions the net impact on our fully diluted share count of settling the existing convertible debt with cash proceeds from these notes and the expected cash from the license payment is expected to be at most around 5%.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Amyris common stock, if any, which may be issued upon conversion of the Notes or otherwise) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Notes and any shares of common stock issuable upon conversion of the Notes or otherwise have not been registered under the Securities Act of 1933, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Terms of the proposed private placement are more fully disclosed in the Form 8-K being filed today.

About Amyris
Amyris is the integrated renewable products company that is enabling the world’s leading brands to achieve sustainable growth. Amyris applies its innovative bioscience solutions to convert plant sugars into hydrocarbon molecules and produce specialty ingredients and consumer products. The Company is delivering its No Compromise™ products and services across a number of markets, including specialty and performance chemicals, flavors and fragrances, cosmetics ingredients, pharmaceuticals, and nutraceuticals. More information about the Company is available at www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as the anticipated closing date, timing, certain terms of the Notes, the size and use of proceeds and the amount, if any, of the expected licensing payment. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris's liquidity and ability to fund operating and capital expenses, potential delays or failures in development, production and commercialization of products, risks related to Amyris's reliance on third parties, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo and No Compromise are trademarks or registered trademarks of Amyris, Inc. in the U.S. and/or other countries.

Contact:

Peter DeNardo
Director, Investor Relations and Corporate Communications
Amyris, Inc.
+1 (510) 740-7481
investor@amyris.com